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                   [KRAMER, LEVIN, NAFTALIS & FRANKEL LETTERHEAD]


                        KRAMER, LEVIN, NAFTALIS & FRANKEL
                           9 1 9 T H I R D A V E N U E
                           NEW YORK, N.Y. 10022 - 3852
                                (212) 715 - 9100




                                                                    FAX
                                                              (212) 715-8000
                                                                   ------

                                                          WRITER'S DIRECT NUMBER

                                                              (212) 715-9100

                                   June 26, 1997




The Fonda Group, Inc.
21 Lower Newton Street
St. Albans, Vermont  05478

Ladies and Gentlemen:

                  We have acted as counsel for The Fonda Group, Inc. (the "Company") in connection with the registration statement on Form S-4 (Reg. No. 333-24939), as amended by Amendment Nos. 1 through 3 thereto (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission (the "Commission") relating to the proposed offer by the Company of $120,000,000 aggregate principal amount of 9 1/2% Series B Senior Subordinated Notes due 2007 (the "New Notes") of the Company for a like amount of privately placed 9 1/2% Series A Senior Subordinated Notes due 2007 (the "Old Notes") (the "Exchange Offer"). The New Notes will be issued pursuant to the Indenture (the "Indenture") dated February 27, 1997 between the Company and The Bank of New York, as trustee. All capitalized terms not otherwise defined herein have the same meanings given to such terms in the Indenture.

                  In connection with the foregoing, we have examined, among other things, (i) the Registration Statement, (ii) the Indenture, (iii) the form of New Notes to be issued pursuant to the Indenture and (iv) originals, photocopies or conformed copies of all such corporate records, agreements, instruments and documents of the Company, certificates of public officials and other certificates and opinions, and have made such other investigations as we have deemed necessary for the purpose of rendering the opinion set forth herein. In our examination, we have assumed the genuineness of all signatures, the authenticity of all



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KRAMER, LEVIN, NAFTALIS & FRANKEL

The Fonda Group, Inc.
June 26, 1997
Page 2



documents submitted to us as originals, and the conformity to originals of all documents submitted to us as photocopies or conformed copies, and the authenticity of the originals of such latter documents. We have relied, to the extent we deem such reliance proper, upon representations, statements or certificates of public officials and officers and representatives of the Company.

                  Based upon and subject to the foregoing, we are of the opinion that:

                  The New Notes have been duly authorized by the Company and, when issued and delivered in exchange for the Old Notes in the manner set forth in the Registration Statement and executed and authenticated in accordance with the terms and conditions of the Indenture (and assuming the due authorization, execution and delivery of the Indenture by each of the parties thereto), will constitute legal, valid and binding obligations of the Company.

                  We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the headings "The Exchange Offer -- Certain Federal Income Tax Considerations" and "Legal Matters" in the prospectus that forms a part thereof.

                  We are delivering this opinion to the Company, and no person other than the Company and its securityholders may rely upon it.


                                        Very truly yours,


                                        /s/ Kramer, Levin, Naftalis & Frankel